Filed Pursuant to Rule 433
Registration No. 333-279448 and 333-279448-02

*PRICED* $1.5Bn (Offered) Nissan Prime Auto Loan (NAROT 2025-A)

Joint Bookrunners: BNP Paribas (str), Lloyds, Mizuho, US Bancorp

Co Managers: BofA, Citi, MUFG, Wells Fargo

— ANTICIPATED CAPITAL STRUCTURE —

CLS	SIZE($mm)*	WAL^	F/M	P.WIN^	E.FNL^	L.FNL	BENCH	SPRD	YLD(%)	CPN(%)	$PX
A-1	342.800	0.29	F1+/P-1	01-07	12/25	06/26	I-CRV	+ 15	4.488	4.488	100.00000
A-2-A	339.600	1.07	AAA/Aaa	07-20	01/27	02/28	I-CRV	+ 45	4.548	4.50	99.99443
A-2-B	185.000	1.07	AAA/Aaa	07-20	01/27	02/28	SOFR30A	+ 45			100.00000
A-3	524.500	2.38	AAA/Aaa	20-41	10/28	12/29	I-CRV	+ 58	4.541	4.49	99.98080
A-4	85.000	3.64	AAA/Aaa	41-46	03/29	11/30	I-CRV	+ 63	4.618	4.57	99.98617
B	23.100	3.80	AA/Aa3	46-46	03/29	10/31	I-CRV	+ 85	4.848	4.79	99.96639

^	Assumes pricing speed of 1.30% ABS to 5% Call

—- Transaction Details —-

*	Offered Size : $1,500,000,000
*	Bloomberg Ticker : NAROT 2025-A
*	Expected Ratings : Fitch / Moody’s
*	Format : SEC Registered
*	Pricing Speed : 1.30% ABS to 5% Call
*	Min. Denoms : $1k x $1k
*	RR Compliant : US - Yes | EU - No | UK - No
*	Expected Pricing : PRICED
*	Expected Settlement : 05/27/25
*	First Pay Date : 06/16/25
*	ERISA : Yes
*	Bill & Deliver : BNP Paribas

— Available Materials —

*	Preliminary Prospectus/Supplement, Ratings FWP, CDI (attached)
*	Intexnet Dealname : bpnarot25a_mkt_upsize; Password: A4UV
*	Deal Roadshow : https://dealroadshow.com ; Passcode: NAROT25A

—NAROT 2025-A CUSIPs/ISINs—

Class A-1:

SEC: 65481G AA3 / US65481GAA31

Class A-2-A:

SEC: 65481G AB1 / US65481GAB14

Class A-2-B:

SEC: 65481G AC9 / US65481GAC96

Class A-3:

SEC: 65481G AD7 / US65481GAD79

Class A-4:

SEC: 65481G AE5 / US65481GAE52

Class B:

SEC: 65481G AF2 / US65481GAF28

This message is for information purposes only. Do not disclose, distribute or reproduce without BNP Paribas’ written permission. Nothing herein constitutes a confirmation of trade terms, an offer or advice. BNP Paribas does not guarantee the accuracy or completeness of any information contained herein and accepts no fiduciary duty or liability for any loss in relation hereto. Any opinion or forecast herein is subject to change and should not be considered objective or unbiased. This summary information is not a research report nor prepared by BNP Paribas’ Research area. This message is not intended for retail clients nor for use by any person or entity in any jurisdiction where the distribution or use of such information would be contrary to relevant laws or regulations. A security rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction or withdrawal at any time by the assigning rating agency. BNP Paribas Securities Corp., a subsidiary of BNP Paribas, is a U.S. broker-dealer registered with the Securities and Exchange Commission and a member of the Financial Industry Regulatory Authority, Inc. and the New York Stock Exchange. The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, BNP Paribas Securities Corp. can arrange to send you the prospectus if you request it by calling toll free at 1-800-854-5674.